Exhibit 99.1

MFA FINANCIAL, INC.
350 Park Avenue
New York, New York 10022

PRESS RELEASE		FOR IMMEDIATE RELEASE

March 6, 2013		NEW YORK METRO

CONTACT:	MFA Investor Relations	NYSE: MFA
800-892-7547
www.mfafinancial.com

MFA Financial, Inc.

Announces Fourth Quarter 2012 Financial Results

NEW YORK - MFA Financial, Inc. (NYSE:MFA) today announced financial results for the fourth quarter ended December 31, 2012.

Fourth Quarter 2012 and other highlights:

•                  Fourth quarter net income per common share of $0.19 and Core Earnings (as defined below) per common share of $0.20.

•                  Book value per common share grew to $8.99 as of December 31, 2012, compared to $8.80 as of September 30, 2012, and $6.74 at December 31, 2011. For the year, MFA’s strategy of investing in both Agency and discounted Non-Agency MBS generated book value per share growth of 33% in addition to quarterly dividend payments. At January 31, 2013, MFA’s book value per share was $9.40 as Non-Agency MBS prices have gained additional value since year end.

•                  On March 4, 2013, MFA’s Board of Directors declared a special cash dividend of $0.50 per share of common stock. This dividend reflects a portion of the REIT taxable income in excess of distributions previously paid to stockholders for prior periods. This dividend will be paid on April 10, 2013, to stockholders of record on March 15, 2013.

•                  A combination of both home price appreciation and mortgage amortization has led to a decrease in the Loan-to-Value ratio (“LTV”) for many of the mortgages underlying MFA’s Non-Agency portfolio. Due to this lower LTV, we have reduced estimated future losses within MFA’s Non-Agency portfolio. As a result, in the fourth quarter we transferred $81.0 million to accretable discount from credit reserve and transferred $152.5 million in total for 2012. This increase in accretable discount prospectively increases the yield on Non-Agency MBS and will be realized in income over the life of the assets.

For the fourth quarter ended December 31, 2012, MFA generated net income allocable to common stockholders of $66.8 million, or $0.19 per share of common stock.  Core Earnings for the fourth quarter were $72.0 million, or $0.20 per share of common stock.   “Core Earnings” is a Non-GAAP financial measure, which reflects net income excluding $7.5 million of excise tax and interest on REIT taxable income in excess of distributions previously paid to stockholders for prior periods, $1.8 million of gains on sale of MBS and a $611,000 increase in the fair value of the securities underlying our Linked Transactions.

Stewart Zimmerman, MFA’s Chairman of the Board and CEO, said, “MFA continues to provide stockholders with attractive returns through what we believe to be appropriately leveraged investments in both Agency and Non-Agency residential MBS.  At quarter-end our debt to equity ratio (including the liabilities underlying our Linked Transactions) was 3.0:1.  Our Agency portfolio had an average amortized cost basis of 103.3% of par as of December 31, 2012, and generated a 2.59% yield in the fourth quarter.  Our Non-Agency portfolio had an average amortized cost of 73.2% of par as of December 31, 2012, and generated a loss-adjusted yield of 6.70% in the fourth quarter (Non-Agency average cost and loss-adjusted yield are adjusted for the impact of MBS Linked Transactions).”

“We believe MFA, an internally managed REIT, continues to be a very efficient vehicle for delivering the benefits of residential MBS investment to stockholders.  For the three months ended December 31, 2012, MFA’s cost for compensation and benefits and other general and administrative expenses, excluding excise tax and interest which is excluded for Core Earnings, were $8.1 million or an annualized 0.98% of stockholders’ equity as of December 31, 2012.”

William Gorin, MFA’s President, added, “The Fed continues to combat deflationary pressures through its monetary policy. Given rising multifamily rents, limited housing construction, capital flows into own-to-rent foreclosure purchases and demographic-driven U.S. household formation, there have been increasing signs of home price appreciation. However, we believe that we are appropriately factoring in the uncertainty regarding housing fundamentals into our cash flow projection and credit reserve analysis.  Our Non-Agency MBS loss adjusted yield of 6.70% is based on projected defaults that are approximately twice the amount of underlying mortgage loans that are presently 60+ days delinquent. MFA’s Non-Agency MBS prices increased, on average, approximately two points in the fourth quarter. These assets have gained additional value since year end.  We believe this reflects the continued impact of a shrinking universe of seasoned Non-Agency MBS and improvement in fundamental assumptions as investors assign lower probabilities to the more pessimistic housing scenarios.”

Following a detailed review of tax calculations, the Company determined that REIT taxable income for certain prior periods exceeded distributions made to stockholders. Consequently, our Board of Directors declared a special cash dividend, totaling approximately $179.4 million. Approximately $130 million of this distribution will be allocated to the previously undistributed REIT taxable income for 2010 and 2011, with the remainder available to satisfy a portion of 2012 taxable income undistributed to date. Determination of 2012 taxable income will not be finalized until the timely filing of MFA’s 2012 tax return, which is expected to occur in the third quarter of 2013. Before filing its 2012 tax return, MFA may elect to apply, on an asset-by-asset basis, an alternative methodology for calculating taxable income for Non-Agency assets acquired in 2012. Application of this alternative methodology may serve to reduce the final determination of 2012 taxable income. After  payment of the special dividend, MFA currently estimates that under either methodology, taxable income for 2012 is in excess of distributions paid to date in respect of that year and it expects that its Board of Directors will declare dividends in 2013 to address any undistributed 2012 taxable income.

MFA’s $5.430 billion fair market value of Non-Agency MBS had a face amount of $6.562 billion, an amortized cost of $4.802 billion and a net purchase discount of $1.760 billion (all amounts adjusted for the impact of MBS Linked Transactions) at December 31, 2012.  This discount consists of a $1.387 billion credit reserve and other-than-temporary impairments and a $373.2 million net accretable discount. At December 31, 2012, MFA’s Non-Agency MBS had 3.2% average structured credit enhancement in the form of subordination (subordinated bonds which absorb losses before MFA’s Non-Agency MBS are impacted).

Prepayments for MFA’s MBS portfolio trended down in the fourth quarter due to a reduction in prepayment speed for the Agency MBS portfolio. The Non-Agency prepayment speed was up marginally in the fourth quarter. Due to their discounted purchase prices, the return on Non-Agency MBS is generally positively impacted if prepayment rates increase.  The following table presents the weighted average prepayment speed on MFA’s MBS portfolio (including MBS underlying Linked Transactions).

Table 1

	Fourth Quarter 2012 Average CPR	Third Quarter 2012 Average CPR
MBS Portfolio	17.67%	19.06%
Agency MBS	19.23%	21.62%
Non-Agency MBS	15.53%	15.41%

As of December 31, 2012, under its swap agreements, MFA has a weighted average fixed pay rate of interest of 2.31% and a floating receive rate of 0.22% on notional balances totaling $2.520 billion, with an average maturity of 17 months. During 2012, approximately $958 million notional amount of existing swaps with a weighted average fixed pay rate of 3.87% expired.

The following table presents MFA’s asset allocation as of December 31, 2012 and the fourth quarter 2012 yield on average interest earning assets, average cost of funds and net interest rate spread for the various asset types.

Table 2

ASSET ALLOCATION (1)

At December 31, 2012	Agency MBS	Non-Agency MBS (2)	MBS Portfolio	Cash (3)	Other, net (4)	Total
(Dollars in Thousands)
Amortized Cost	$7,024,517	$4,802,117	$11,826,634	$406,309	$(21,871)	$12,211,072
Market Value	$7,225,460	$5,429,993	$12,655,453	$406,309	$(21,871)	$13,039,891
Less Payable for Unsettled Purchases	(33,479)	—	(33,479)	—	—	(33,479)
Less Repurchase Agreements	(6,353,489)	(2,023,443)	(8,376,932)	—	—	(8,376,932)
Multi-year Collateralized Financing Arrangements	—	(508,827)	(508,827)	—	—	(508,827)
Less Securitized Debt	—	(646,816)	(646,816)	—	—	(646,816)
Less Senior Notes	—	—	—	—	(100,000)	(100,000)
Equity Allocated	$838,492	$2,250,907	$3,089,399	$406,309	$(121,871)	$3,373,837
Less Swaps at Market Value	—	—	—	—	(62,831)	(62,831)
Net Equity Allocated	$838,492	$2,250,907	$3,089,399	$406,309	$(184,702)	$3,311,006
Debt/Net Equity Ratio (5)	7.62	x	1.41	x	3.10	x	—	—	3.04	x

For the quarter ended December 31, 2012
Yield on Interest Earning Assets	2.59%	6.70%	4.24%	0.04%	—	4.10%
MBS Cost of Funds (6)	(1.36)	(2.41)	(1.71)	—	—	(1.71)
Senior Notes (7)	—	—	—	—	(8.03)%	(8.03)
Net Interest Rate Spread	1.23%	4.29%	2.53%	0.04%	(8.03)%	2.33%

(1)  Information presented with respect to Non-Agency MBS, related repurchase agreement borrowings and resulting totals are presented on a non-GAAP basis.  See the accompanying Reconciliation of Non-GAAP Financial Measures.

(2) Includes Non-Agency MBS and repurchase agreements underlying Linked Transactions.  The purchase of a Non-Agency MBS and contemporaneous repurchase borrowing of this MBS with the same counterparty are accounted for under GAAP as a “linked transaction.”  The two components of a linked transaction (MBS and associated borrowings under a repurchase agreement) are evaluated on a combined basis and are presented net as “Linked Transactions” on our consolidated balance sheet.

(3) Includes cash, cash equivalents and restricted cash.

(4) Includes securities obtained and pledged as collateral, interest receivable, goodwill, prepaid and other assets, borrowings under repurchase agreements of $410.8 million for which U.S. Treasury securities are pledged as collateral, interest payable, dividends payable, excise tax and interest payable, and accrued expenses and other liabilities.

(5) For the Agency and Non-Agency MBS portfolio, represents the sum of borrowings under repurchase agreements, payable for unsettled purchases, multi-year collateralized financing arrangements of $508.8 million and securitized debt as a multiple of net equity allocated.  The numerator of the total Debt/Net Equity ratio for the Company also includes borrowings under repurchase agreements of $410.8 million for which U.S. Treasury securities are pledged as collateral and Senior Notes.

(6) Includes effect of swaps.

(7) Includes amortization of Senior Notes issuance costs.

At December 31, 2012, MFA’s $12.655 billion of Agency and Non-Agency MBS, which includes MBS underlying Linked Transactions, were backed by hybrid, adjustable and fixed-rate mortgages.  Additional information about these MBS, including months to reset and three month average CPR, is presented below:

Table 3

Agency MBS				Non-Agency MBS			Total
		Average	Average		Average	Average		Average	Average
($ in Thousands)	Market Value	MTR (1)	CPR (2)	Market Value	MTR (1)	CPR (2)	Market Value	MTR (1)	CPR (2)
Time to Reset:
< 2 years (3)	$1,743,589	8	19.47%	$3,124,846	5	14.54%	$4,868,435	6	16.31%
2-5 years	1,979,942	37	27.56	652,588	44	16.98	2,632,530	39	25.09
> 5 years	1,172,295	74	15.06	—	—	—	1,172,295	74	15.06
ARM-MBS Total	$4,895,826	36	21.87%	$3,777,434	12	14.98%	$8,673,260	27	18.98%

15-Year fixed	$2,329,634		13.04%	$16,972		11.82%	$2,346,606		13.03%
30-Year fixed	—		—	1,629,365		16.76	1,629,365		16.76
40-Year fixed	—		—	6,222		25.46	6,222		25.46
Fixed-Rate Total	$2,329,634		13.04%	$1,652,559		16.76%	$3,982,193		14.64%
MBS Total	$7,225,460		19.23%	$5,429,993		15.53%	$12,655,453		17.67%

(1)  MTR, or months to reset, is the number of months remaining before the coupon interest rate resets.  At reset, the MBS coupon will adjust based upon the underlying benchmark interest rate index, margin and periodic or lifetime caps.  The MTR does not reflect scheduled amortization or prepayments.

(2) Average CPR weighted by positions as of beginning of each month in the quarter.
(3) Includes floating rate MBS that may be collateralized by fixed-rate mortgages.

MFA plans to hold a conference call on Wednesday March 6, 2013 at 10:00 a.m.. (Eastern Time) to discuss its fourth quarter 2012 financial results. The number to dial in order to listen to the conference call is (866) 244-4519 in the U.S. and Canada. International callers must dial (703) 639-1171. A replay of the call will be available through Wednesday May 1, 2013 and can be accessed by dialing (800) 475-6701 in the U.S. and Canada or (320) 365-3844 internationally and entering access code 284669. Live audio of the conference call will also be accessible over the internet at http://www.mfafinancial.com through the appropriate link on MFA’s Investor Information page. To listen to the call over the internet, go to the applicable website at least 15 minutes before the call to register and to download and install any needed audio software. An audio replay of the call will also be available on MFA’s website following the call.

When used in this press release or other written or oral communications, statements which are not historical in nature, including those containing words such as “will,” “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” or similar expressions, are intended to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. Statements regarding the following subjects, among others, may be forward-looking: changes in interest rates and the market value of MFA’s MBS; changes in the prepayment rates on the mortgage loans securing MFA’s MBS; changes in the default rates and management’s assumptions regarding default rates on the mortgage loans securing MFA’s Non-Agency MBS; MFA’s ability to borrow to finance its assets and the terms, including the cost, maturity and other terms, of any such borrowing; implementation of or changes in government regulations or programs affecting MFA’s business; MFA’s estimates regarding taxable income and the timing and amount of distributions to stockholders; MFA’s ability to maintain its qualification as a REIT for federal income tax purposes; MFA’s ability to maintain its exemption from registration under the Investment Company Act of 1940, as amended (or the Investment Company Act), including statements regarding the Concept Release issued by the SEC relating to interpretive issues under the Investment Company Act with respect to the status under the Investment Company Act of certain companies that are in engaged in the business of acquiring mortgages and mortgage-related interests; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. These and other risks, uncertainties and factors, including those described in the annual, quarterly and current reports that MFA files with the Securities and Exchange Commission, could cause MFA’s actual results to differ materially from those projected in any forward-looking statements it makes. All forward-looking statements speak only as of the date on which they are made. New risks and uncertainties arise over time and it is not possible to predict those events or how they may affect MFA. Except as required by law, MFA is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

MFA FINANCIAL, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
(In Thousands, Except Per Share Amounts)	2012	2011
	(Unaudited)
Assets:
Mortgage-backed securities (“MBS”)
Agency MBS, at fair value ($6,747,299 and $6,666,963 pledged as collateral, respectively)	$7,225,460	$7,137,531
Non-Agency MBS, at fair value ($1,602,953 and $692,534 pledged as as collateral, respectively)	2,762,006	1,492,376
Non-Agency MBS transferred to consolidated variable interest entities (“VIE’s”)	2,620,159	2,283,070
Securities obtained and pledged as collateral, at fair value	408,833	306,401
Cash and cash equivalents	401,293	394,022
Restricted cash	5,016	15,502
MBS linked transactions, net (“Linked Transactions”), at fair value	12,704	55,801
Interest receivable	44,033	42,837
Derivative hedging instruments, at fair value	203	26
Goodwill	7,189	7,189
Prepaid and other assets	30,654	15,879
Total Assets	$13,517,550	$11,750,634

Liabilities:
Repurchase agreements	$8,752,472	$7,813,159
Securitized debt	646,816	875,520
Obligation to return securities obtained as collateral, at fair value	508,827	306,401
8% Senior Notes due 2042 (“Senior Notes”)	100,000	—
Accrued interest payable	16,104	9,112
Derivative hedging instruments, at fair value	63,034	114,220
Dividends and dividend equivalents rights (“DERs”) payable	72,222	97,525
Payable for unsettled purchases	33,479	27,056
Excise tax and interest payable	7,500	—
Accrued expenses and other liabilities	6,090	9,881
Total Liabilities	$10,206,544	$9,252,874

Commitments and contingencies

Stockholders’ Equity:
Preferred stock, $.01 par value; Series A 8.50% cumulative redeemable; 5,000 shares authorized; 3,840 shares issued and outstanding ($96,000 aggregate liquidation preference)	$38	$38
Common stock, $.01 par value; 895,000 shares authorized; 357,546 and 356,112 shares issued and outstanding, respectively	3,575	3,561
Additional paid-in capital, in excess of par	2,805,724	2,795,925
Accumulated deficit	(260,308)	(243,061)
Accumulated other comprehensive income/(loss)	761,977	(58,703)
Total Stockholders’ Equity	$3,311,006	$2,497,760
Total Liabilities and Stockholders’ Equity	$13,517,550	$11,750,634

MFA FINANCIAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		For the Year Ended
	December 31,		December 31,
(In Thousands, Except Per Share Amounts)	2012	2011	2012	2011
	(Unaudited)	(Unaudited)	(Unaudited)
Interest Income:
Agency MBS	$46,010	$55,880	$196,058	$241,994
Non-Agency MBS	39,346	24,956	134,901	101,054
Non-Agency MBS transferred to consolidated VIEs	39,569	43,128	168,071	153,563
Cash and cash equivalent investments	43	30	127	136
Interest Income	$124,968	$123,994	$499,157	$496,747

Interest Expense:
Repurchase agreements	$37,128	$35,226	$148,767	$137,739
Securitized debt	3,920	3,585	17,106	11,672
Senior Notes	2,006	—	5,797	—
Total Interest Expense	$43,054	$38,811	$171,670	$149,411

Net Interest Income	$81,914	$85,183	$327,487	$347,336

Other-Than-Temporary Impairments:
Total other-than-temporary impairment losses	$—	$(29,595)	$(879)	$(45,144)
Portion recognized in/(reclassified from) other comprehensive income/(loss)	—	25,408	(321)	34,574
Net Impairment Losses Recognized in Earnings	$—	$(4,187)	$(1,200)	$(10,570)

Other Income, Net:
Unrealized net gains/(losses) and net interest income from Linked Transactions	$1,166	$(6,955)	$12,610	$3,015
Gain on sale of MBS, net	1,769	2,534	9,001	6,730
Revenue from operations of real estate held-for-sale	—	420	—	1,566
Gain on sale of properties, net	—	430	—	430
Other, net	8	(28)	10	(914)
Other Income/(Loss), Net	$2,943	$(3,599)	$21,621	$10,827

Operating and Other Expense:
Compensation and benefits	$5,337	$3,368	$22,089	$18,959
Other general and administrative expense	2,801	3,269	11,480	11,250
Excise tax and interest	7,500	—	7,500	—
Real estate held-for-sale operating expense	—	196	—	970
Operating and Other Expense	$15,638	$6,833	$41,069	$31,179

Net Income	$69,219	$70,564	$306,839	$316,414
Less: Preferred Stock Dividends	2,040	2,040	8,160	8,160
Net Income Available to Common Stock and Participating Securities	$67,179	$68,524	$298,679	$308,254

Earnings Per Common Share-Basic and Diluted	$0.19	$0.19	$0.83	$0.90

Dividends Declared Per Share of Common Stock	$0.20	$0.27	$0.88	$1.01

Reconciliations of Non-GAAP Financial Measures

This press release contains disclosures related to MFA’s Core Earnings and Core Earnings per common share, for the three months and year ended December 31, 2012, which constitute non-GAAP financial measures within the meaning of Regulation G as promulgated by the Securities and Exchange Commission.  MFA’s management believes that these non-GAAP financial measures presented in its press release, when considered together with GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results.  An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP.

Core Earnings and Core Earnings per common share for the three months and year ended December 31, 2012 are not measures of performance in accordance with GAAP, as they exclude excise tax and interest on REIT taxable income in excess of distributions previously paid to stockholders for prior periods, impairment losses recognized through earnings, gain on sale of MBS and changes in fair value of MBS underlying our Linked Transactions. Management excludes these items as it believes that they are not reflective of the underlying performance of our portfolio or the way the portfolio is managed by the Company.

MFA believes that Core Earnings and Core Earnings per share provides investors with a useful measure to assess the performance of the Company’s ongoing business and useful supplemental information to both management and investors in evaluating our financial results.  A reconciliation of the GAAP items discussed above to their non-GAAP measures for the three months and year ended December 31, 2012 are as follows:

Table 4

	Three Months Ended		For the Year Ended
	December 31, 2012		December 31, 2012
(In Thousands, Except Per Share Amount)	Reconciliation	Basic and Diluted EPS	Reconciliation	Basic and Diluted EPS
GAAP Net Income Available to Common Stock and Participating Securities	$67,179		$298,679
Less: Dividends and Dividend Equivalent Rights on Participating Securities	(349)		(1,517)
GAAP Net Income Allocable to Common Stockholders	$66,830	$0.19	$297,162	$0.83
Non-GAAP Adjustments:
Excise tax and interest	$7,500		$7,500
Impairment Losses Recognized in Earnings	—		1,200
Gain on Sale of MBS	(1,769)		(9,001)
Net Unrealized gains on Linked Transactions	(611)		(8,634)
Total Adjustments to Arrive at Core Earnings	$5,120	$0.01	$(8,935)	$(0.02)
Core Earnings	$71,950	$0.20	$288,227	$0.81
Weighted Average Common Shares Outstanding - Basic and Diluted	357,354		356,762